Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO ACQUIRES TRANZACT,
SPECIALTY SCRAP RECYCLER

CRANFORD, NJ, June 1, 2007 – Metalico, Inc. (AMEX:MEA) today announced the purchase of Tranzact Corporation, a recycler of molybdenum, tantalum and tungsten scrap.

Tranzact generated sales of approximately $25 million during each of the two previous years. Metalico expects that the acquisition will be accretive immediately.

Tranzact Corporation is located in Quarryville, Pennsylvania, where its metal warehousing, processing and trading operations are housed. Its operations are characterized by low unit volumes purchased and sold, but with high dollar value transactions. Its principal scrap metal,, molybdenum, has traded in a range of $25 to $30 per pound in recent months.

Consideration for the purchase was provided by a combination of draws on Metalico’s credit facilities and seller notes. Financial terms of the acquisition were not disclosed.

Molybdenum, the company’s primary commodity, is used in the vacuum and air-melting of super alloys and corrosion and wear-resistant alloys and steels, where it contributes to strength, “hot hardness” and corrosion resistance. Tungsten has similar applications as well as use in tungsten carbide for wear applications. Tungsten is also used extensively in electronic products and in high-speed tool steels.

Tranzact focuses on effectively sourcing, sorting, certifying and assuring that scrap metal meets its quality control requirements and those of its consumers before metals are shipped. It principally generates scrap from world class industrial corporations located in the U.S. and abroad and sells to a diverse group of consumers.

The company will continue to be operated by its existing management team, whose members have been retained by Metalico. William E. Zimmerman, the founder of Tranzact, will continue to be available as a consultant.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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